EXHIBIT 99.1

FOR IMMEDIATE RELEASE

UNITED RENTALS PRICES CONVERTIBLE SENIOR SUBORDINATED NOTES

OFFERING AND ANNOUNCES PLANNED OFFERING OF SENIOR SUBORDINATED

NOTES

GREENWICH, CT, October 28, 2003—United Rentals, Inc. (NYSE: URI) announced today that it priced an offering of $125 million aggregate principal amount of 1 7/8% Convertible Senior Subordinated Notes due 2023. The company has granted the initial purchasers of the notes a 30-day option to purchase up to an additional $18.75 million aggregate principal amount of notes.

The notes will be convertible, under certain circumstances, into the company’s common stock at an initial conversion rate of 38.952 shares per $1,000 principal amount of notes. This is equivalent to a conversion price of approximately $25.67 per share. Holders of the notes will have the ability to require the company to repurchase the notes in cash, in whole or in part, in October 2010 and specified times thereafter. The repurchase price will be 100% of the principal amount of the notes plus accrued and unpaid interest.

The company plans to use the net proceeds of the convertible notes offering to buy out existing equipment leases and/or for general corporate purposes.

The company also announced that it expects to proceed with an additional offering of approximately $450 million aggregate principal amount of non-convertible senior subordinated notes. The company expects to use the net proceeds from this offering to redeem $205 million face amount of outstanding 8.80% Senior Subordinated Notes due 2008 and $200 million face amount of outstanding 9½% Senior Subordinated Notes due 2008, and for general corporate purposes. Completion of this additional offering will be conditioned on the company obtaining an amendment to its senior credit facility allowing the planned redemption of outstanding notes.

Each offering will be made in a transaction exempt from the registration requirements of the Securities Act of 1933. The notes offered, or to be offered, in each offering have not been, and will not be, registered under the Securities Act of 1933. Accordingly, the notes may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from the registration requirements.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “contemplates,” “expects,” “will,” or “anticipate” or the negative thereof or comparable terminology, or by discussions of strategy. Actual results and events may differ from those forecast. The offering of convertible notes has not yet been completed and completion is subject to customary closing conditions. The offering of the non-convertible notes has not yet been initiated and the company’s plans relating thereto may be modified based on, among other things, changes in general market conditions and changes in the Company’s business and operations. Furthermore, the expected use of proceeds may change based upon the changing needs of the company. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except to the extent required by law.

Contact:

Fred Bratman

Vice President, Corporate Communications

United Rentals, Inc.

(203) 618-7323

fbratman@ur.com

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